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                                                                    Exhibit (j)

            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

To the Board of Directors and Shareholders of Dryden Index Series Fund - Dryden Stock Index Fund:

We consent to the incorporation by reference, in this registration statement, of our reports dated November 19, 2004, on the statement of assets and liabilities of the Dryden Index Series Fund - Dryden Stock Index Fund (the "Fund"), including the portfolio of investments as of September 30, 2004, and the related statement of operations, the statement of changes in net assets and the financial highlights for the year then ended. The financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Other Service Providers" and "Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP
November 29, 2004